Exhibit 99.4

ZILLOW, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements are based on the historical financial statements of Zillow, Inc. (“Zillow”) and RentJuice Corporation (“RentJuice”) after giving effect to Zillow’s acquisition of RentJuice (“the Acquisition”) and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The effective date of the Acquisition was May 31, 2012.

The unaudited pro forma condensed combined balance sheet as of March 31, 2012 is presented as if the Acquisition occurred on March 31, 2012. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2012 is presented as if the Acquisition had taken place on January 1, 2012. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2011 is presented as if the Acquisition had taken place on January 1, 2011.

The preliminary allocation of the purchase price used in the unaudited pro forma condensed combined financial statements is based upon preliminary estimates. The preliminary estimated fair values of certain assets and liabilities have been determined with the assistance of a third-party valuation firm and such firm’s preliminary work. Our estimates and assumptions are subject to change during the measurement period (up to one year from the acquisition date) as the Company finalizes the valuations of certain tangible and intangible assets acquired and liabilities assumed in connection with the Acquisition. The primary areas of the purchase price allocation which are not yet finalized relate to identifiable intangible assets and goodwill.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the results of operations or financial position of Zillow that would have been reported had the Acquisition been completed as of the dates presented, and should not be taken as representative of the future results of operations or financial position of Zillow. The unaudited pro forma financial statements, including the notes thereto, do not reflect any potential operating efficiencies and cost savings that Zillow may achieve with respect to the combined companies. We do not expect that the acquisition of RentJuice will result in a meaningful contribution to revenue in the near term. Further, we plan to invest in the RentJuice platform in the near term, which we expect will result in an increase in operating expenses, particularly for sales and marketing, technology and development and general and administrative expenses. The unaudited pro forma condensed combined financial statements and notes thereto should be read in conjunction with the historical financial statements of Zillow included in the annual report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission (the “SEC”) on March 2, 2012 and the subsequent quarterly report on Form 10-Q for the three months ended March 31, 2012 filed with the SEC on May 4, 2012, and in conjunction with the historical financial statements of RentJuice included in Exhibits 99.2 and 99.3 of this Form 8-K/A.

ZILLOW, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2012

(in thousands, except share data)

	Historical		Pro Forma Adjustments (Note 3)		Pro Forma Combined
	Zillow	RentJuice
Assets
Current assets:
Cash and cash equivalents	$54,300	$2,585	$(38,414	)(A)	$18,471
Short-term investments	28,780	—	—		28,780
Accounts receivable, net	6,140	16	—		6,156
Prepaid expenses and other current assets	2,151	22	—		2,173

Total current assets	91,371	2,623	(38,414)		55,580
Long-term investments	15,230	—	—		15,230
Property and equipment, net	8,484	47	—		8,531
Goodwill	3,676	—	33,069	(B)	36,745
Intangible assets, net	4,289	—	5,000	(C)	9,289
Other assets	223	15	—		238

Total assets	$123,273	$2,685	$(345)		$125,613

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$1,268	$57	$—		$1,325
Accrued expenses and other current liabilities	4,173	113	585	(D)	4,871
Accrued compensation and benefits	1,838	173	—		2,011
Deferred revenue	6,533	55	(45	)(E)	6,543
Deferred rent, current portion	62	6	—		68
Series A warrant liabilities	—	353	(353	)(F)	—

Total current liabilities	13,874	757	187		14,818
Deferred rent, net of current portion	1,756	—	—		1,756
Commitments and contingencies
Shareholders’ equity	107,643	1,928	(532	)(G)	109,039

Total liabilities and shareholders’ equity	$123,273	$2,685	$(345)		$125,613

See accompanying notes to unaudited pro forma condensed combined financial statements.

ZILLOW, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2012

(in thousands, except per share data)

	Historical		Pro Forma Adjustments (Note 3)		Pro Forma Combined
	Zillow	RentJuice
Revenue	$22,833	$139	$—		$22,972
Costs and expenses:
Cost of revenue (exclusive of amortization)	3,350	69	—		3,419
Sales and marketing	8,315	380	575	(H)	9,270
Technology and development	5,030	338	488	(I)	5,856
General and administrative	4,445	223	—		4,668

Total costs and expenses	21,140	1,010	1,063		23,213

Income (loss) from operations	1,693	(871)	(1,063)		(241)
Other income (expense)	31	(26)	26	(J)	31

Net income (loss) attributable to common shareholders	$1,724	$(897)	$(1,037)		$(210)

Net income (loss) per share attributable to common shareholders — basic and diluted	$0.06				$(0.01)
Weighted-average shares outstanding — basic	28,348				28,348
Weighted-average shares outstanding — diluted	30,994				28,348

See accompanying notes to unaudited pro forma condensed combined financial statements.

ZILLOW, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2011

(in thousands, except per share data)

	Historical		Pro Forma Adjustments (Note 3)		Pro Forma Combined
	Zillow	RentJuice
Revenue	$66,053	$306	$—		$66,359
Costs and expenses:
Cost of revenue (exclusive of amortization)	10,575	279	—		10,854
Sales and marketing	25,725	973	2,299	(H)	28,997
Technology and development	14,143	871	1,949	(I)	16,963
General and administrative (1)	14,613	813	—		15,426

Total costs and expenses	65,056	2,936	4,248		72,240

Income (loss) from operations	997	(2,630)	(4,248)		(5,881)
Other income (expense)	105	(204)	204	(J)	105
Interest expense	—	(6)	—		(6)

Net income (loss)	$1,102	$(2,840)	$(4,044)		$(5,782)

Net income (loss) attributable to common shareholders	$—				$(5,782)
Net income (loss) per share attributable to common shareholders — basic and diluted	$—				$(0.29)
Weighted-average shares outstanding — basic	19,815				19,815
Weighted-average shares outstanding — diluted	22,305				19,815
(1) General and administrative includes a facility exit charge as follows:	$1,737	$—	$—		$1,737

See accompanying notes to unaudited pro forma condensed combined financial statements.

ZILLOW, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined balance sheet as of March 31, 2012, and the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2012 and for the year ended December 31, 2011 are based on the historical financial statements of Zillow, Inc., a Washington corporation (“Zillow”) and RentJuice Corporation, a Delaware Corporation (“RentJuice”) after giving effect to Zillow’s acquisition of RentJuice (“the Acquisition”) and the assumptions and adjustments described in the notes herein. No pro forma adjustments were required to conform the accounting policies of RentJuice to Zillow’s accounting policies.

The unaudited pro forma condensed combined balance sheet as of March 31, 2012 is presented as if the Acquisition occurred on March 31, 2012. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2012 is presented as if the Acquisition had taken place on January 1, 2012. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2011 is presented as if the Acquisition had taken place on January 1, 2011.

The preliminary allocation of the purchase price used in the unaudited pro forma condensed combined financial statements is based upon preliminary estimates. The preliminary estimated fair values of certain assets and liabilities have been determined with the assistance of a third-party valuation firm and such firm’s preliminary work. Our estimates and assumptions are subject to change during the measurement period (up to one year from the acquisition date) as the Company finalizes the valuations of certain tangible and intangible assets acquired and liabilities assumed in connection with the Acquisition. The primary areas of the purchase price allocation which are not yet finalized relate to identifiable intangible assets and goodwill.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the results of operations or financial position of Zillow that would have been reported had the Acquisition been completed as of the dates presented, and should not be taken as representative of the future results of operations or financial position of Zillow. The unaudited pro forma financial statements, including the notes thereto, do not reflect any potential operating efficiencies and cost savings that Zillow may achieve with respect to the combined companies. We do not expect that the acquisition of RentJuice will result in a meaningful contribution to revenue in the near term. Further, we plan to invest in the RentJuice platform in the near term, which we expect will result in an increase in operating expenses, particularly for sales and marketing, technology and development and general and administrative expenses. The unaudited pro forma condensed combined financial statements and notes thereto should be read in conjunction with the historical financial statements of Zillow included in the annual report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission (the “SEC”) on March 2, 2012 and the subsequent quarterly report on Form 10-Q for the three months ended March 31, 2012 filed with the SEC on May 4, 2012, and in conjunction with the historical financial statements of RentJuice included in Exhibits 99.2 and 99.3 of this Form 8-K/A.

Note 2. RentJuice Acquisition

On May 31, 2012, Zillow, through its wholly owned subsidiary, Renegade Acquisition, Inc., a Delaware corporation (“Merger Sub”), consummated its acquisition of RentJuice, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) by and among Zillow, RentJuice, Merger Sub and Shareholder Representative Services LLC, acting as the stockholder representative, dated May 2, 2012. Under the terms and subject to the conditions of the Merger Agreement, Merger Sub merged with and into RentJuice with RentJuice remaining as the surviving company and a wholly owned subsidiary of Zillow (the “Merger”).

All vested options to purchase shares of RentJuice’s common stock were cancelled and, in settlement of such cancellation, the holders of such options will receive cash payments representing a portion of the Merger consideration as described in the Merger Agreement. In addition, Zillow has provided for the substitution of unvested stock options of RentJuice outstanding as of the closing for stock options to purchase shares of Zillow’s Class A common stock at an exchange ratio implied by the Merger consideration as described in the Merger Agreement. In connection with the closing, approximately $4 million of the purchase price otherwise payable to RentJuice stockholders and holders of vested stock options has been deposited in a third-party escrow account to secure certain indemnification obligations of those equity holders.

Pursuant to the terms of the Merger Agreement, Zillow has established a retention bonus plan pursuant to which restricted stock units for 280,978 shares of Zillow’s Class A common stock will be granted to employees of RentJuice who accepted employment with Zillow in proportion to each employee’s total equity holdings in RentJuice prior to the closing of the Merger. Twenty-five percent of each restricted stock unit award will vest on the one-year anniversary of the closing of the Merger and the remainder will vest in substantially equal installments each three-month period thereafter for the next three years, subject to the recipient’s continued full-time employment or service to Zillow.

Zillow’s acquisition of RentJuice has been accounted for as a business combination, and assets acquired and liabilities assumed were recorded at their estimated fair values as of May 31, 2012. Goodwill as of the acquisition date is measured as the excess of consideration transferred, which is also generally measured at fair value, and the net of the acquisition date fair values of the assets acquired and the liabilities assumed. The preliminary purchase price is $38.4 million, reflecting the cash amount paid for the outstanding stock of RentJuice, the payment by Zillow of certain transaction costs and expenses incurred by RentJuice, and the cash payments for the cancellation of all vested options to purchase shares of RentJuice’s common stock, as summarized in the following table (in thousands):

Cash paid for the outstanding stock of RentJuice	$37,278
Cash payments for the cancellation of vested options to purchase shares of RentJuice’s common stock	486
Certain transaction expenses and other costs incurred by RentJuice	650

Total preliminary purchase price	$38,414

The fair value of the RentJuice unvested stock options assumed and the restricted stock units relates to post-combination services and will be recorded as share-based compensation expense over the related vesting periods. The share-based compensation expense related to the restricted stock units granted in connection with the Acquisition will be recognized on a straight-line basis over a four-year vesting period based on the total grant date fair value of $11.0 million. The share-based compensation expense related to unvested stock options assumed is estimated at the date of grant using the Black-Scholes-Merton option-pricing model, assuming no dividends, expected volatility of 51%, a risk-free interest rate of 0.76%, and an expected life ranging from 4.20 to 4.58 years. The expense related to the unvested stock options is recognized ratably over the vesting period of the award.

Intangible assets acquired consisted of the following (in thousands):

		Amortization Period (in years)
Developed technology	$4,000	7
Customer relationships	500	3
Trademarks	500	5

Total intangible assets acquired	$5,000

The preliminary estimated fair value of the intangible assets acquired was determined based on a third-party valuation. We used an income approach to measure the fair value of the developed technology based on the multi-period excess earnings method, whereby the fair value is estimated based upon the present value of cash flows that the applicable asset is expected to generate. We used a cost approach to measure the fair value of the customer relationships based on the estimated cost to reacquire the customers. We used an income approach to measure the fair value of the trademarks based on the relief-from-royalty method. These fair value measurements were based on significant inputs not observable in the market and thus represent Level 3 measurements under the fair value hierarchy.

Net tangible assets were valued at their respective carrying amounts, as we believe that these amounts approximate their current fair values.

The total purchase consideration has been allocated to the assets acquired and liabilities assumed, including identifiable intangible assets, based on their respective fair values at the acquisition date. The purchase price allocation is preliminary and subject to revision as more information becomes available but will not be revised beyond twelve months after the acquisition date. Based upon a preliminary valuation, the total preliminary purchase price was allocated as follows (in thousands):

Goodwill	$33,069
Identifiable intangible assets	5,000
Net tangible assets	2,326
Deferred income tax liability	(1,981)

Total preliminary purchase price allocation	$38,414

Acquisition-related expenses incurred, including legal and accounting fees and other external costs directly related to the acquisition, were expensed as incurred.

Note 3. Pro Forma Adjustments

The following pro forma adjustments are included in the unaudited pro forma condensed combined balance sheet:

(A) To record the following adjustments to cash (in thousands):

To record cash paid for the outstanding stock of RentJuice	$(37,278)
Cash payments for the cancellation of vested options to purchase shares of RentJuice’s common stock	(486)
Certain transaction expenses and other costs incurred by RentJuice	(650)

Total adjustments to cash	$(38,414)

(B) To record the preliminary fair value of goodwill related to the Acquisition, including the impact of an adjustment for $2.0 million to record a deferred tax liability for the book versus tax differences attributable to the identifiable intangible assets described in note (G) below.

(C) To record the preliminary fair value of intangible assets related to the Acquisition.

The following table summarizes the preliminary fair value of the intangible assets acquired and the related amortization expense for the three months ended March 31, 2012 and for the year ended December 31, 2011 (in thousands):

	Preliminary Fair Value	Three Months Ended March 31, 2012*	Year Ended December 31, 2011*	Amortization Period (in years)
Developed technology	$4,000	$143	$571	7
Customer relationships	500	42	167	3
Trademarks	500	25	100	5

Total	$5,000	$210	$838

*	Pro forma amortization expense is calculated herein using the straight-line method.

(D) To record non-recurring acquisition related costs incurred by the Company in connection with the Acquisition.

(E) To record the difference between the preliminary fair value and the historical carrying amount of the deferred revenue of RentJuice. The preliminary fair value represents an amount equivalent to the estimated cost directly related to fulfilling the obligation plus a normal profit margin to perform the services.

(F) To eliminate the fair value of the Series A warrant liability, as all outstanding Series A warrants were exercised and settled in connection with the Acquisition.

(G) To record the following adjustments to shareholders’ equity (in thousands):

To eliminate the historical shareholders’ equity of RentJuice	$(1,928)
To record a deferred tax liability for the book versus tax differences attributable to the identifiable intangible assets*	1,981
To record estimated non-recurring acquisition related costs incurred by the Company in connection with the Acquisition**	(585)

Total adjustments to shareholders’ equity	$(532)

*	The deferred tax impact was calculated assuming a tax rate of 39.6%. The Company has not reflected any tax effect in the statements of operations from the pro forma adjustments because of the historical pretax losses generated by the Company and RentJuice resulting in substantial net operating loss carryforwards which generally have been offset by a full valuation allowance.
**	See (D) above.

The following pro forma adjustments are included in the unaudited pro forma condensed combined statements of operations:

(H) To record the following adjustments to sales and marketing expense (in thousands):

	Three Months Ended March 31, 2012	Year Ended December 31, 2011
To record share-based compensation expense related to restricted stock units granted	$541	$2,164
To record share-based compensation expense related to unvested stock options assumed	34	135

Total adjustments to sales and marketing expense	$575	$2,299

(I) To record the following adjustments to technology and development expense (in thousands):

	Three Months Ended March 31, 2012	Year Ended December 31, 2011
To record amortization expense related to intangible assets acquired*	$210	$838
To record share-based compensation expense related to restricted stock units granted	147	588
To record share-based compensation expense related to unvested stock options assumed	131	523

Total adjustments to technology and development expense	$488	$1,949

*	See (C) above.

(J) To eliminate the mark-to-market losses recorded related to the RentJuice Series A warrant liability, as all outstanding Series A warrants were exercised and settled in connection with the Acquisition.

Note 4. Pro Forma Net Income (Loss) Per Share Attributable to Common Shareholders

The basic and diluted pro forma net income (loss) per share attributable to common shareholders are based on the weighted average number of shares of Zillow outstanding and adjusted as applicable for the Class A common stock issued in the form of restricted stock units in connection with the Acquisition, assuming the restricted stock units that vested during the respective period had been issued at the beginning of each period presented (in thousands), and adjusted for the estimated common stock dilution under the treasury stock method for the RentJuice stock options assumed.

For the three months ended March 31, 2012, 5,600,734 shares underlying stock options (including 53,231 shares underlying assumed stock options issued in connection with the Acquisition), 280,978 shares of Class A common stock underlying nonvested restricted shares issued in connection with the Acquisition and 75,000 shares of Class A common stock underlying nonvested restricted shares issued in connection with our acquisition of Diverse Solutions on October 31, 2011 were excluded in the computation of diluted pro forma net loss per share attributable to common shareholders as they had an antidilutive impact.

For the year ended December 31, 2011, 5,414,487 shares underlying stock options (including 53,231 shares underlying assumed stock options issued in connection with the Acquisition), 280,978 shares of Class A common stock underlying nonvested restricted shares issued in connection with the Acquisition and 75,000 shares of Class A common stock underlying nonvested restricted shares issued in connection with our acquisition of Diverse Solutions on October 31, 2011 were excluded in the computation of diluted pro forma net loss per share attributable to common shareholders as they had an antidilutive impact.